Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-171841 on Form S-8 of our reports dated March 18, 2013, relating to the consolidated financial statements and financial statement schedule of GAIN Capital Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the revision of the Company’s 2011 consolidated balance sheet, and 2011 and 2010 consolidated statements of cash flows, to correct a misstatement) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

New York, New York

March 18, 2013